EXHIBIT 23.2
            Consent of KPMG Peat Marwick LLP
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                       EXHIBIT 23.2


The Board of Directors
Harleysville National Corporation

We consent to incorporation by reference in the registration statement (No. 33-57790) on post-effective amendment No. 1 to Form S-3 of Harleysville National Corporation of our report dated January 31, 1995, relating to the consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 1994 of Harleysville National Corporation and subsidiaries, which report appears in the December 31, 1996 annual report on Form 10-K of Harleysville National Corporation. Our report contains an explanatory paragraph which discusses that the Company changed its method of accounting for investments in 1994.


/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
August 14, 1997